Exhibit 3.2

THE COMPANIES ACT 2006

A PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

ROYALTY PHARMA HOLDINGS LIMITED

(Adopted by special resolution passed on 30 September 2022)

Table of Contents

PART 1		4
INTERPRETATION AND LIMITATION OF LIABILITY		4

1.	Exclusion of other Regulations and defined terms	4
2.	Liability of members	9

PART 2		10
DIRECTORS		10
DIRECTORS’ POWERS AND RESPONSIBILITIES		10

3.	Directors’ general authority	10
4.	Shareholders’ reserve power	10
5.	Directors may delegate	10
6.	Committees	10

DECISION-MAKING BY DIRECTORS		11

7.	Directors to take decisions collectively	11
8.	Unanimous decisions	11
9.	Calling a Directors’ meeting	11
10.	Participation in Directors’ meetings	12
11.	Quorum for Directors’ meetings	12
12.	Chairing of Directors’ meetings	12
13.	Casting vote	12
14.	Conflicts of interest	13
15.	Records of decisions to be kept	17
16.	Directors’ discretion to make further rules	17

APPOINTMENT OF DIRECTORS		17

17.	Methods of appointing Directors	17
18.	Termination of Director’s appointment	17
19.	Directors’ remuneration	18
20.	Directors’ expenses	19

PART 3		20
SHARES AND DISTRIBUTIONS		20
SHARES		20

21.	Classes of Shares	20
22.	A Shares	20
23.	B Shares	20
24.	C Share	20
25.	C Share EPA Advances	21
26.	Variation of class rights	22
27.	All Shares to be fully paid up	23

28.	Powers to issue and redesignate different classes of Share	23
29.	Company not bound by less than absolute interests	23
30.	Share certificates	23
31.	Replacement Share certificates	24
32.	Share transfers	24
33.	Transmission of Shares	25
34.	Exercise of Transmittees’ rights	25
35.	Transmittees bound by prior notices	25

DIVIDENDS AND OTHER DISTRIBUTIONS		25

36.	Procedure for declaring dividends	25
37.	Payment of dividends and other distributions	26
38.	No interest on distributions	26
39.	Unclaimed distributions	27
40.	Non-cash distributions	27
41.	Waiver of distributions	27

CAPITALISATION OF PROFITS		28

42.	Authority to capitalise and appropriation of capitalised sums	28

PART 4		30
DECISION-MAKING BY SHAREHOLDERS		30
ORGANISATION OF GENERAL MEETINGS		30

43.	Attendance and speaking at general meetings	30
44.	Quorum for general meetings	30
45.	Chairing general meetings	30
46.	Attendance and speaking by Directors and non-Shareholders	31
47.	Adjournment	31

VOTING AT GENERAL MEETINGS		32

48.	Voting: general	32
49.	Errors and disputes	32
50.	Poll votes	32
51.	Content of proxy notices	32
52.	Delivery of proxy notices	33
53.	Amendments to resolutions	33

PART 5		35
ADMINISTRATIVE ARRANGEMENTS		35

54.	Means of communication to be used	35
55.	Company seals	35
56.	No right to inspect accounts and other records	36
57.	Provision for employees on cessation of business	36

DIRECTORS’ INDEMNITY AND INSURANCE		36

58.	Indemnity	36
59.	Insurance	36

U.S. TAX MATTERS		37

60.	U.S. Entity Classification	37

ANNEX A		38
EPAs		38
ANNEX B		45
U.S. TAX ANNEX		45
ANNEX C		53
PARENT BOARD RESERVED MATTERS		53

PART 1

INTERPRETATION AND LIMITATION OF LIABILITY

1.	Exclusion of other Regulations and defined terms

(1)

No regulations or model articles contained in any statute or subordinate legislation including, without prejudice to such generality, the regulations contained in Table A to the Companies Act 1985 and the Companies (Model Articles) Regulations 2008, shall apply as the articles of association of the Company.

(2)	In these Articles, unless the context requires otherwise:

“A Share” means (i) a voting class A ordinary share of US$1 in the capital of the Company from time to time, (ii) any B Shares acquired by the Parent, and (iii) any other shares in the capital of the Company which are designated or re-designated as A Shares, whether with the same or a different nominal value;

“Act” means the Companies Act 2006, including any modification or re-enactment of it for the time being in force;

“Applicable Party” means EPA Holdings, the Manager or an executive of EPA Holdings or the Manager (including Mr. Legorreta);

“Articles” means these articles of association, as amended from time to time, and “Article” shall be construed accordingly;

“Associated Company” means in respect of any body corporate: (a) its Subsidiaries; (b) any body corporate of which it is a Subsidiary; and (c) any body corporate that is also a Subsidiary of the same body corporate referenced in sub-paragraph (b) above;

“Assumed Income Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including tax rates under Section 1411 of the Code) for a Fiscal Year (as defined in Annex B) prescribed for an individual residing in New York City, New York, taking into account: (a) the deductibility of state and local income taxes for U.S. federal income tax purposes, if any, and (b) the character of the applicable income (e.g., long-term or short-term capital gain or ordinary or exempt); provided, however, that EPA Holdings shall be permitted to reasonably adjust the calculation of the Assumed Income Tax Rate in an equitable manner after taking into account the status of EPA Holdings and its direct and/or indirect partners, members, shareholders, or other beneficial owners of the C Share as U.S. taxpaying individuals or entities, as applicable, in each case in its good faith discretion;

“B Depositary Receipts” means the depositary receipts issued by a Depositary to the B DR Holders in respect of the B Shares;

“B DR Holders” means the holders of the B Depositary Receipts representing the B Shares, to the extent in issue from time to time;

“B Share” means (i) a non-voting class B ordinary share of US$10.22343609 in the capital of the Company from time to time, and (ii) any other shares in the capital of the Company which are designated as B Shares, whether with the same or a different nominal value;

“bankruptcy” means any individual insolvency procedure under the Second Group of Parts (Insolvency of Individuals; Bankruptcy) of the Insolvency Act 1986 and includes individual insolvency proceedings in a jurisdiction other than England and Wales which have a similar effect;

“C Share” means the non-voting class C ordinary share of US$1 in the capital of the Company, to be held by EPA Holdings in respect of the EPA Portfolios;

“Cause” will exist where:

(i)

an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) a material breach of the governing documents of the Company, the limited partnership agreement of a Continuing Investors Partnership, or the Management Agreement;

(ii)

an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) wilful misconduct in connection with the performance of its duties under the terms of the governing documents of the Company, the limited partnership agreement of a Continuing Investors Partnership or the Management Agreement;

(iii)	there is a declaration of bankruptcy by the Applicable Party; or

(iv)	there is a determination by any court with proper jurisdiction that an Applicable Party has committed an intentional felony or engaged in any fraudulent conduct,

provided that in the case of sub-paragraphs (ii) and (iv) above, which has a material adverse effect on the business, assets or condition (financial or otherwise) or prospects of the Group and its affiliates (taken as a whole), and further provided that the occurrence of any underlying Cause Event has been notified in writing to the Company and the Parent in accordance with Article 24(4);

“Cause Event” has the meaning given in Article 24(4);

“Chairman” has the meaning given in Article 12(2);

“Chairman of the Meeting” has the meaning given in Article 45(3);

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Companies Acts” means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company;

“Company” means Royalty Pharma Holdings Limited;

“Continuing Investors Partnership” means each of RPI US Partners 2019, LP and RPI International Holdings 2019, LP and, to the extent applicable in the relevant circumstances, RPI International Partners 2019, LP;

“Cure” has the meaning given in Article 24(8);

“Cure Period” has the meaning give in Article 24(8);

“Depositary” means any depositary, custodian or nominee approved by the Company’s board of Directors that holds legal title to the B Shares in the capital of the Company for the purposes of facilitating beneficial ownership of such Shares by the B DR Holders;

“Director” means a director of the Company for the time being, and includes any person occupying the position of director, by whatever name called;

“Distribution Recipient” has the meaning given in Article 37(2);

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“electronic form” means in a form specified by section 1168(3) of the Act and otherwise complying with the provisions of that section;

“EPA Advance” has the meaning given in Article 25(1);

“EPA Advance Amount” has the meaning given in Article 25(2);

“EPA B Depositary Receipts” means the depositary receipts issued by a Depositary to EPA Holdings in respect of the EPA B Shares;

“EPA B Share” means a B Share issued upon the satisfaction of any EPAs in accordance with Annex A of these Articles;

“EPA Holdings” means RPI EPA Holdings, LP, a Delaware limited partnership;

“EPA Portfolio” means the EPA 1 Portfolio and each New Portfolio of New Portfolio Investments created after the date of adoption of these Articles;

“EPA 1 Portfolio” means the Portfolio Investments made during the period commencing on the Exchange Date and ending on December 31, 2021;

“EPAs” means any payment to EPA Holdings, determined on a Portfolio-by-Portfolio basis, in an amount that is determined in accordance with Annex A to these Articles;

“Exchange Agreement” means the exchange agreement entered into on or around the date of adoption of these Articles between, inter alia, each Continuing Investors Partnership, the Company, the Parent and EPA Holdings;

“Exchange Date” means 11 February 2020;

“fully paid” in relation to a Share, means that the nominal value and any premium to be paid to the Company in respect of that Share have been paid to the Company;

“Group” means (i) the Company and its Associated Companies for the time being, and (ii) for the purposes of Annex A and the definitions of New Portfolio Investments and Portfolio Investments, the Continuing Investors Partnerships, and references to a “member of the Group” shall be construed accordingly;

“Group Company” has the meaning given in Article 14(8);

“Group Company Interest” has the meaning given in Article 14(8);

“hard copy form” has the meaning given in section 1168 of the Act;

“holder” means, in relation to a Share, the member whose name is entered in the Register of Members as the holder of that Share;

“instrument” means a document in hard copy form;

“Interested Director” has the meaning given in Article 14(7);

“Management Agreement” means the Management Agreement between the Manager and the Company.

“Manager” means RP Management LLC, in its capacity as manager to certain members of the Group;

“Mr. Legorreta” means Mr. Pablo Legorreta, the chief executive officer and chairman of the Parent as at the date of adoption of these Articles;

“New Portfolio” means one or more groupings of New Portfolio Investments that are designated as a separate Portfolio on or after the Exchange Date. The initial New Portfolio shall be the EPA 1 Portfolio which shall consist of New Portfolio Investments made until 31 December 2021. Each New Portfolio that is established after the EPA 1 Portfolio shall consist of New Portfolio Investments made during each two (2) year period thereafter. EPA Holdings shall assign such naming designations to each New Portfolio as it shall deem convenient, but each such Portfolio, however named, shall be deemed a New Portfolio;

“New Portfolio Investments” means all Portfolio Investments acquired by a member of the Group, directly or indirectly, after the Exchange Date;

“Ordinary Resolution” has the meaning given in section 282 of the Act;

“paid” means paid or credited as paid;

“Parent” means Royalty Pharma plc, the holder of all of the A Shares;

“Parent A Shares” means the class A ordinary shares of US$0.0001 each in the capital of the Parent from time to time;

“Parent Board” means the board of directors of Parent, as constituted from time to time;

“Parent Board Reserved Matters” means the matters specified in Annex C to these Articles which shall, in addition to any statutory approval requirements, require the prior consent of the Parent Board;

“participate”, in relation to a Directors’ meeting, has the meaning given in Article 10;

“Portfolio” means each New Portfolio and the Pre-Exchange Portfolio;

“Portfolio Investments” has the meaning provided in Annex A;

“Pre-Exchange Portfolio” means a portfolio of all Pre-Exchange Portfolio Investments;

“Pre-Exchange Portfolio Investment” means each Portfolio Investment held by the Continuing Investors Partnerships on the Exchange Date;

“proxy notice” has the meaning given in Article 51;

“Register of Members” means the Company’s register of members;

“Shareholder” means a person who is the holder of a Share;

“Shares” means shares in the Company, including, for the avoidance of doubt, the A Shares, the B Shares and the C Share;

“Situational Conflict” has the meaning given in Article 14(7);

“Special Resolution” has the meaning given in section 283 of the Act;

“Statutes” means the Act and every other statute (including any orders, regulations or other subordinate legislation made under them) for the time being in force concerning companies and affecting the Company;

“Subsidiary” has the meaning given in section 1159 of the Act;

“Transmittee” means a person entitled to a Share by reason of the death or bankruptcy of a Shareholder or otherwise by operation of law; and

“writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise and “written” shall be construed accordingly.

(3)

Words denoting the singular number include the plural number and vice versa, words denoting the masculine gender include the feminine gender and vice versa, and words denoting persons include bodies corporate (wherever resident or domiciled) and unincorporated bodies of persons.

(4)

Words or expressions contained in these Articles which are not defined in this Article 1 but are defined in the Act have the same meaning as in the Act (but excluding any modification of the Act not in force at the date these Articles took effect) unless inconsistent with the subject or context.

(5)

Subject to paragraphs (3) and (4) above, references to any provision of any enactment or of any subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

(6)

Any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

(7)	References to “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible.

(8)	A reference in these Articles to a holder or holder(s) of any class of Shares, as the case may be, shall, in each case, be deemed to exclude any member holding Shares in treasury.

(9)	Headings are inserted for convenience only and do not affect the construction of these Articles.

(10)

In these Articles, (a) powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them; (b) the word “board” in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more Directors, any Director, any other officer of the Company and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated; and (c) except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under these Articles or under another delegation of that power.

2.	Liability of members

The liability of the members is limited to the amount, if any, unpaid on the Shares held by them.

PART 2

DIRECTORS

DIRECTORS’ POWERS AND RESPONSIBILITIES

3.	Directors’ general authority

Subject to the provisions of Article 3A below and the other terms of these Articles, the Directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

3A.	Parent Board Reserved Matters

The Directors and the Shareholders shall not, and shall procure that each member of the Group shall not, take any action or decision in relation to any of the Parent Board Reserved Matters without first obtaining written consent from the Parent Board (acting by way of a majority decision).

4.	Shareholders’ reserve power

(1)	The Shareholders may, by Special Resolution, direct the Directors to take, or refrain from taking, specified action.

(2)	No such Special Resolution invalidates anything which the Directors have done before the passing of the resolution.

5.	Directors may delegate

(1)	Subject to the Articles, the Directors may delegate any of the powers which are conferred on them under the Articles:

(a)	to such person or committee;

(b)	by such means (including by power of attorney);

(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions;

as they think fit.

(2)	If the Directors so specify, any such delegation may authorise further delegation of the Directors’ powers by any person to whom they are delegated.

(3)	The Directors may revoke any delegation in whole or part, or alter its terms and conditions.

6.	Committees

(1)

Committees to which the Directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern the taking of decisions by Directors.

(2)	The Directors may make rules of procedure for all or any committees, which prevail over rules derived from the Articles if they are not consistent with them.

DECISION-MAKING BY DIRECTORS

7.	Directors to take decisions collectively

(1)	The general rule about decision-making by Directors is that any decision of the Directors must be either a majority decision at a meeting or a decision taken in accordance with Article 8.

(2)	If:

(a)	the Company only has one Director, and

(b)	no provision of the Articles requires it to have more than one Director,

the general rule does not apply, and the Director may take decisions without regard to any of the provisions of the Articles relating to Directors’ decision-making.

8.	Unanimous decisions

(1)

A decision of the Directors is taken in accordance with this Article when (other than at a meeting of Directors) all eligible Directors indicate to each other by any means that they share a common view on a matter.

(2)

Such a decision may take the form of a resolution in writing, copies of which have been signed by each eligible Director or to which each eligible Director has otherwise indicated agreement in writing.

(3)	References in this Article to eligible Directors are to Directors who would have been entitled to vote on the matter had it been proposed as a resolution at a Directors’ meeting.

(4)	A decision may not be taken in accordance with this Article if the eligible Directors would not have formed a quorum at such a meeting.

9.	Calling a Directors’ meeting

(1)	Any Director may call a Directors’ meeting by giving notice of the meeting to the Directors or by authorising the company secretary (if any) to give such notice.

(2)	Notice of any Directors’ meeting must indicate:

(a)	its proposed date and time;

(b)	where it is to take place; and

(c)	if it is anticipated that Directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

(3)	Notice of a Directors’ meeting must be given to each Director, but need not be in writing.

(4)

Notice of a Directors’ meeting need not be given to Directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company not more than seven days after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

10.	Participation in Directors’ meetings

(1)	Subject to the Articles, Directors “participate” in a Directors’ meeting, or part of a Directors’ meeting, when:

(a)	the meeting has been called and takes place in accordance with the Articles, and

(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

(2)	In determining whether Directors are participating in a Directors’ meeting, it is irrelevant where any Director is or how they communicate with each other.

(3)	If all the Directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

11.	Quorum for Directors’ meetings

(1)	At a Directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

(2)	The quorum for Directors’ meetings may be fixed from time to time by a decision of the Directors, but it must never be less than two, and unless otherwise fixed it is two.

(3)	If the total number of Directors for the time being is less than the quorum required, the Directors must not take any decision other than a decision:

(a)	to appoint further Directors, or

(b)	to call a general meeting so as to enable the Shareholders to appoint further Directors.

12.	Chairing of Directors’ meetings

(1)	The Directors may appoint a Director to chair their meetings.

(2)	The person so appointed for the time being is known as the “Chairman”.

(3)	The Directors may terminate the Chairman’s appointment at any time.

(4)	If the Chairman is not participating in a Directors’ meeting within ten minutes of the time at which it was scheduled to start, the participating Directors must appoint one of themselves to chair it.

13.	Casting vote

(1)	If the numbers of votes for and against a proposal are equal, the Chairman or other Director chairing the meeting has a casting vote.

(2)	But this does not apply if, in accordance with the Articles, the Chairman or other Director is not to be counted as participating in the decision-making process for quorum or voting purposes.

14.	Conflicts of interest

(1)

Subject to Article 14(3), if a proposed decision of the Directors is concerned with an actual or proposed transaction or arrangement with the Company in which a Director is interested, that Director is not to be counted as participating in the decision-making process for quorum or voting purposes.

(2)	For the purposes of these Articles (i) a conflict of interest includes (x) a conflict of interest and duty, and (y) a conflict of duties, and (ii) interest includes both direct and indirect interests.

(3)	If:

(a)	the Company by Ordinary Resolution disapplies the provision of the Articles which would otherwise prevent a Director from being counted as participating in the decision-making process;

(b)	the Director’s interest cannot reasonably be regarded as likely to give rise to a conflict of interest;

(c)	the board of Directors authorises the Director’s conflict of interest; or

(d)	the Director’s conflict of interest arises from a “permitted cause”,

a Director who is interested in an actual or proposed transaction or arrangement with the Company is to be counted as participating in the decision-making process for quorum and voting purposes.

(4)	For the purposes of this Article, the following are permitted causes:

(a)	the giving of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by, a Director at the request of, or for the benefit of, the Company or any of its Subsidiaries;

(b)

the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its Subsidiaries by a Director for which he has assumed responsibility (in whole or in part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;

(c)

the giving to a Director of any other indemnity which is on substantially the same terms as indemnities given or to be given to all of the other Directors and/or to the funding by the Company of his expenditure on defending proceedings or the doing by the Company of anything to enable him to avoid incurring such expenditure where all other Directors have been given or are to be given substantially the same arrangements;

(d)

a contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its Subsidiaries for subscription, purchase or exchange, in which offer the Director is or may be entitled to participate as holder of securities or in the underwriting or sub-underwriting of which he is to participate;

(e)

a contract, arrangement, transaction or proposal concerning any other undertaking in which a Director or any person connected with him is interested, directly or indirectly, and whether as an officer, shareholder, member, partner, creditor or otherwise if he and any persons connected with him do not to his knowledge hold an interest (as that term is used in sections 820 to 825 of the Act) representing one per cent. or more of either any class of the equity share capital of such undertaking (or any other undertaking through which his interest is derived) or of the voting rights available to shareholders, members, partners or equivalent of the relevant undertaking (or any interest being deemed for the purpose of this Article 14(4) to be likely to give rise to a conflict with the interests of the Company in all circumstances);

(f)

a contract, arrangement, transaction or proposal for the benefit of employees and directors and/or former employees and directors of the Company or any of its Subsidiaries and/or members of their families (including a spouse or civil partner or a former spouse or former civil partner) or any person who is or was dependent on such persons, including but without being limited to a retirement benefits scheme and an employees’ share scheme, which does not accord to any Director any privilege or advantage not generally accorded to the employees and/or former employees to whom such arrangement relates; and

(g)

a contract, arrangement, transaction or proposal concerning any insurance against any liability which the Company is empowered to purchase or maintain for, or for the benefit of, any Directors or for persons who include Directors.

(5)

Subject to the provisions of the Statutes and provided that he has disclosed to the board of Directors the nature and extent of his interest (unless the circumstances referred to in section 177(5) or section 177(6) of the Act apply, in which case no such disclosure is required) a Director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)

may (or any firm of which he is the member) act in a professional capacity for the Company (otherwise than as auditor) or any other body in which the Company is interested and the relevant Director or his firm shall be entitled to remuneration for professional services as if he were not a Director; and

(c)	may be a Director or other officer of, or employed by, or a party to a transaction or arrangement with or otherwise interested in, any undertaking:

(i)	in which the Company is (directly or indirectly) interested as shareholder or otherwise; or

(ii)	with which he has such a relationship at the request or direction of the Company.

(6)	For the purposes of Article 14(5):

(a)

a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect such Director to have knowledge shall not be treated as an interest of such Director; and

(c)	a Director shall be deemed to have disclosed the nature and extent of an interest which consists of him being a director, officer or employee of any undertaking in which the Company is interested.

(7)

The Directors may, in accordance with the requirements set out in this Article 14, authorise any matter or situation proposed to them by any Director, which would, if not authorised, involve a Director (an “Interested Director”) breaching his duty under section 175 of the Act to avoid conflicts of interest (a “Situational Conflict”) and the continued performance by the relevant Director of his duties as a Director, on such terms and subject to such conditions as they think fit from time to time.

(8)

Subject to compliance by him with his duties as a Director under Part 10 of the Act (other than the duty in section 175(1) of the Act which is the subject of this Article 14(8)), a Director may be an officer of, employed by, or hold shares or other securities (whether directly or indirectly) in, or otherwise be interested in, directly or indirectly, the Company, the Parent or a Subsidiary of the Company or the Parent (in each case, a “Group Company Interest” and references to a “Group Company” shall be construed accordingly) and notwithstanding his office or the existence of an actual or potential conflict between any Group Company Interest and the interests of the Company which would fall within the ambit of that section 175(1), the relevant Director:

(a)

shall be entitled to attend any meeting or part of a meeting of the Directors at which any matter which may be relevant to the Group Company Interest may be discussed, and to vote on any resolution of the Directors relating to such matter, and any board papers relating to such matter shall be provided to the relevant Director at the same time as the other Directors (save that a Director may not vote on any resolution in respect of matters relating to his employment with the Company or other Group Company);

(b)	shall not be obliged to account to the Company for any remuneration or other benefits received by him in consequence of any Group Company Interest; and

(c)

will not be obliged to disclose to the Company or use for the benefit of the Company any confidential information received by him by virtue of his Group Company Interest and otherwise than by virtue of his position as a director, if to do so would breach any duty of confidentiality to any other Group Company or third party.

(9)

Notwithstanding the provisions of Article 14(8), the Parent may from time to time, at any time, by notice in writing to the Company, authorise, on such terms as the Parent shall think fit and shall specify in the notice, any Group Company Interest or any Situational Conflict notified under Article 14(7), whether or not the matter has already been considered under, or deemed to fall within, Article 14(7) or 14(8), as the case may be. For the avoidance of doubt, the holders of B Shares and the C Share in issue at the relevant time shall not be required to give their consent for the authorisation pursuant to this Article 14(9) to be valid.

(10)	No contract entered into shall be liable to be avoided by virtue of:

(a)	any director having an interest of the type referred to in Article 14(7) where the relevant situation has been approved as provided by that Article; or

(b)	any director having a Group Company Interest which falls within Article 14(8) or which is authorised pursuant to Article 14(9).

(11)	Any authorisation under Article 14(8) will be effective only if:

(a)

the proposal to be authorised is made by a Director in writing and delivered to the other Directors or made orally at a meeting of the board, in each case setting out particulars of the Situational Conflict;

(b)	any requirement as to the quorum for consideration of the relevant matter is met without counting the Interested Director or any other Interested Director; and

(c)	the matter was agreed to without the Interested Director voting or would have been agreed to if the Interested Director’s vote had not been counted.

(12)	Any authorisation of a Situational Conflict under this Article 14 may (whether at the time of giving the authorisation or subsequently):

(a)	extend to any actual or potential conflict of interest which may reasonably be expected to arise out of the matter or situation so authorised;

(b)

provide that the Interested Director be excluded from the receipt of documents and information and the participation in discussions (whether at meetings of the Directors or otherwise) related to the Situational Conflict;

(c)	provide that the Interested Director shall or shall not be an eligible Director in respect of any future decision of the Directors in relation to any resolution related to the Situational Conflict;

(d)	impose upon the Interested Director such other terms for the purposes of dealing with the Situational Conflict as the Directors think fit;

(e)

provide that, where the Interested Director obtains, or has obtained (through his involvement in the Situational Conflict and otherwise than through his position as a Director of the Company), information that is confidential to a third party, he will not be obliged to disclose that information to the Company, or to use it in relation to the Company’s affairs where to do so would amount to a breach of that confidence; and

(f)

permit the Interested Director to absent himself from the discussion of matters relating to the Situational Conflict at any meeting of the Directors and be excused from reviewing papers prepared by, or for, the Directors to the extent to which they relate to such matters.

(13)

Where the Directors authorise a Situational Conflict, the Interested Director will be obliged to conduct himself in accordance with any terms and conditions imposed by the Directors in relation to the Situational Conflict.

(14)

The Directors may revoke or vary such authorisation in respect of any Situational Conflict at any time, but this will not affect anything done by the Interested Director, prior to such revocation or variation, in accordance with the terms of such authorisation.

(15)

A Director is not required, by reason of being a Director (or because of the fiduciary relationship established by reason of being a Director), to account to the Company for any remuneration, profit or other benefit which he derives from or in connection with a relationship involving a Situational Conflict which has been authorised by the Directors or by the Company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.

(16)

The provisions of Articles 14(8) to 14(15) shall not apply to a direct or indirect conflict of interest of a Director which arises in relation to an existing or proposed transaction or arrangement with the Company to which the provisions of Articles 14(1) to 14(6) shall apply.

(17)	For the purposes of this Article, references to proposed decisions and decision-making processes include any Directors’ meeting or part of a Directors’ meeting.

(18)

Subject to Article 14(19), if a question arises at a meeting of Directors or of a committee of Directors as to the right of a Director to participate in the meeting (or part of the meeting) for voting or quorum purposes, the question may, before the conclusion of the meeting, be referred to the Chairman whose ruling in relation to any Director other than the Chairman is to be final and conclusive.

(19)

If any question as to the right to participate in the meeting (or part of the meeting) should arise in respect of the Chairman, the question is to be decided by a decision of the Directors at that meeting, for which purpose the Chairman is not to be counted as participating in the meeting (or that part of the meeting) for voting or quorum purposes.

15.	Records of decisions to be kept

The Directors must ensure that the Company keeps a record, in writing, for at least ten years from the date of the decision recorded, of every unanimous or majority decision taken by the Directors.

16.	Directors’ discretion to make further rules

Subject to the Articles, the Directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to Directors.

APPOINTMENT OF DIRECTORS

17.	Methods of appointing Directors

(1)	Any person who is willing to act as a Director, and is permitted by law to do so, may be appointed to be a Director:

(a)	by Ordinary Resolution, or

(b)	by a decision of the Directors.

(2)

In any case where, as a result of death, the Company has no Shareholders and no Directors, the personal representatives of the last Shareholder to have died have the right, by notice in writing, to appoint a person to be a Director.

(3)

For the purposes of Article 17(2), where two or more Shareholders die in circumstances rendering it uncertain who was the last to die, a younger Shareholder is deemed to have survived an older Shareholder.

18.	Termination of Director’s appointment

A person ceases to be a Director as soon as:

(a)	the period expires, if he has been appointed for a fixed period;

(b)	that person ceases to be a Director by virtue of any provision of the Act or is prohibited from being a Director by law;

(c)	he is deemed unfit or has otherwise been requested to be removed from office by any regulatory authority in any applicable jurisdiction;

(d)

a bankruptcy order is made against that person or an application is made for an interim court order under s.253 of the Insolvency Act 1986 in connection with a voluntary arrangement under that statute or any similar legislation in any applicable jurisdiction;

(e)	an arrangement or composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(f)

a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a Director and may remain so for more than three months;

(g)

he has become a patient for the purpose of any statute relating to mental health or any court claiming jurisdiction on the ground of mental health or disorder (however stated) makes an order for his detention or for the appointment of a guardian, receiver or other person (howsoever designated) to exercise powers with respect to his property or affairs and in any such case the Directors resolve that he should cease to be a Director;

(h)	notification is received by the Company from the Director that the Director is resigning from office, and such resignation has taken effect in accordance with its terms;

(i)	in the case of a Director who holds any executive office, his appointment as such is terminated or expires, and the Directors resolve that he should cease to be a Director;

(j)

he is absent for more than six consecutive months without permission of the Directors from meetings of the Directors held during that period and the Directors resolve that he should cease to be a Director; or

(k)	that person dies.

19.	Directors’ remuneration

(1)	Directors may undertake any services for the Company that the Directors decide.

(2)	Directors are entitled to such remuneration as the Directors determine:

(a)	for their services to the Company as Directors, and

(b)	for any other service which they undertake for the Company.

(3)	Subject to the Articles, a Director’s remuneration may:

(a)	take any form, and

(b)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that Director.

(4)	Unless the Directors decide otherwise, Directors’ remuneration accrues from day to day.

(5)

Unless the Directors decide otherwise, Directors are not accountable to the Company for any remuneration which they receive as Directors or other officers or employees of the Company’s Subsidiaries or of any other body corporate in which the Company is interested.

20.	Directors’ expenses

The Company may pay any reasonable expenses which the Directors properly incur in connection with their attendance at:

(a)	meetings of Directors or committees of Directors,

(b)	general meetings, or

(c)	separate meetings of the holders of any class of Shares or of debentures of the Company,

or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

PART 3

SHARES AND DISTRIBUTIONS

SHARES

21.	Classes of Shares

Except as otherwise provided in these Articles, the A Shares, the B Shares and the C Share shall rank pari passu but the A Shares, B Shares and the C Share shall each constitute a separate class of Shares.

22.	A Shares

(1)	The A Shares are voting shares and shall be issued with one (1) vote attached to each A Share.

(2)

The holders of A Shares shall have the right to receive pro rata (on a per share basis) and on a pari passu basis with each B Share, any dividends approved from time to time by the Company’s board of Directors irrespective of the nominal value of the A Shares and B Shares and irrespective of the amount paid up on any A Share or B Share.

(3)

On a return of capital on a winding-up (excluding any reorganisation of the Company’s assets and liabilities on an intra-group and solvent basis) each A Share shall be paid pro rata (on a per share basis) and on a pari passu basis with each B Share an amount equal to, after payment or provision for the debts and liabilities of the Company and subject to the provisions of Article 24(11) below, a proportionate share of their respective interests in the assets of the Company remaining for distribution to shareholders.

23.	B Shares

(1)	The B Shares are non-voting shares.

(2)

The holders of B Shares shall have the right to receive pro rata (on a per share basis) and on a pari passu basis with each A Share, any dividends approved from time to time by the Company’s board of Directors irrespective of the nominal value of the A Shares and B Shares and irrespective of the amount paid up on any A Share or B Share.

(3)

On a return of capital on a winding-up (excluding any reorganisation of the Company’s assets and liabilities on an intra-group and solvent basis) each B Share shall be paid pro rata (on a per share basis) and on a pari passu basis with each A Share an amount equal to, after payment or provision for the debts and liabilities of the Company and subject to the provisions of Article 24(11) below, a proportionate share of their respective interests in the assets of the Company remaining for distribution to shareholders.

(4)	Upon the Parent being recorded as the holder of any B Shares from time to time, each such B Share shall be automatically re-designated as an A Share.

24.	C Share

(1)	The C Share is a non-voting share.

(2)

Without prejudice to the right to receive EPAs pursuant to Article 24(3) below or any EPA Advances pursuant to Article 25 below, the C Share shall have no right to receive any dividends approved from time to time by the Company’s board of Directors.

(3)

The holder of the C Share shall be entitled, subject to applicable law and subject to sub-paragraphs (4) to (10) below, to receive EPAs in the amount and manner determined in accordance with Annex A to these Articles.

(4)

Notwithstanding the provisions of sub-paragraph (3) above, if (A) there is (i) a determination of Cause by a court or governmental body of competent jurisdiction in a final judgment, or (ii) an admission of Cause by EPA Holdings or the Manager (each of (i) and (ii) a “Cause Event”), then EPA Holdings or the Manager shall provide written notice of such Cause Event to each of the Company and the Parent as soon as reasonably practicable after its occurrence.

(5)	Following the occurrence of a Cause Event, the provisions of sub-paragraphs (6) to (10) below shall apply, as and to the extent applicable with respect to such Cause Event.

(6)

If a Cause Event is due to an act of Cause that was committed by EPA Holdings or the Manager, then the board of Directors of the Company shall have the right to terminate EPA Holdings. Except as provided herein, EPA Holdings’ right to receive any EPAs in respect of any Portfolio Investments made after the Exchange Date and prior to the termination of EPA Holdings with or without Cause shall continue following termination.

(7)

Subject to the ability to Cure a Cause Event pursuant to sub-paragraph (8) below, in the event that Mr. Legorreta commits an act constituting Cause (while he is acting as chief executive officer of the Parent), such action shall be imputed to EPA Holdings and the Manager and the board of Directors of the Company shall be permitted to terminate EPA Holdings as set forth in sub-paragraph (6) above.

(8)

In the event that any executive of EPA Holdings or the Manager commits an act constituting Cause (including Mr. Legorreta if he is no longer acting as chief executive officer of the Parent), then such action shall not be imputed to EPA Holdings and the Manager if the Manager terminates such executive’s engagement with, employment by or relationship with EPA Holdings and the Manager (a “Cure”) within such reasonable period of time as may be agreed to by the board of Directors of the Company (a “Cure Period”), provided that if such executive is not terminated within the Cure Period then such Cause Event shall be imputed to EPA Holdings and the Manager and the board of Directors of the Company shall be permitted to terminate EPA Holdings as set forth in sub-paragraph (6) above.

(9)

In the event of a termination for Cause of (i) Mr. Legorreta or (ii) any other executive pursuant to sub-paragraphs (7) or (8) above, respectively, then, in addition to the matters set out herein, Mr. Legorreta or the relevant executive, as applicable, shall no longer be entitled to receive any EPAs in respect of any Portfolio Investments that are made during the two year period prior to the occurrence of the Cause Event. In addition, Mr. Legorreta or such executive shall be required to reimburse the Company for any losses incurred by the Company in connection with the Cause Event.

(10)

The termination of the Manager for Cause under the Management Agreement will also result in the termination of EPA Holdings. The termination of EPA Holdings from the Company for Cause will also result in the termination of the Manager for Cause under the Management Agreement.

(11)

On a return of capital on a winding-up (excluding any reorganisation of the Company’s assets and liabilities on an intra-group and solvent basis) there shall be paid to the holder of the C Share the nominal capital paid up or credited as paid upon the C Share after first paying to the holders of the A Shares and B Shares (i) the nominal capital paid up or credited as paid up on all A Shares and B Shares held by them, respectively, together with (ii) the sum of US$10,000,000 on each A Share and B Share.

25.	C Share EPA Advances

(1)

In addition to the entitlement to EPAs contemplated in Article 24(2) above, the holder of the C Share shall also, subject to Article 25(2) below, receive a quarterly cash prepayment of any future EPAs to which it may be entitled in accordance with the provisions of Annex A to these Articles (an “EPA Advance”).

(2)

EPA Holdings shall be entitled to an EPA Advance to the extent necessary and to the extent permitted by applicable law to allow EPA Holdings or its beneficial owners to pay when due any income tax imposed on it (or its underlying investors) as a result of holding a direct or indirect interest in the C Share, in an amount calculated by the Company in good faith by reference to the Assumed Income Tax Rate, provided that the amount of the EPA Advance shall be restricted to the amount of any such specified tax liability (the “EPA Advance Amount”). In computing the EPA Advance Amount in respect of any Fiscal Quarter (as defined in Annex A), EPA Holdings shall, if necessary, estimate in good faith its share of the Company’s Profits and Losses (as defined in Annex B) for such Fiscal Quarter. The Company shall notify EPA Holdings in writing of each EPA Advance Amount as soon as practicable after calculating it in accordance with this Article 25(2).

(3)

If an EPA Advance Amount is paid to EPA Holdings with respect to an EPA Portfolio, such payment shall be made to EPA Holdings in cash, and such EPA Advance Amount shall be taken into account and reduce future EPAs in respect of such EPA Portfolio, in the manner contemplated by Annex A to these Articles.

26.	Variation of class rights

(1)	Each of the following shall be deemed to constitute a variation of the rights attached to each class of Shares:

(a)

any amendment to the rights attaching to any class of Shares under these Articles which would alter or change the powers, preferences or special rights of that class of Shares in a manner which would adversely affect the holders of that class of Shares;

(b)	the issuance of any Shares ranking in priority to any existing class of Shares;

(c)	any material amendment to the terms of Annex A of these Articles; and

(d)

any reduction, subdivision, consolidation or redenomination of its Shares or other alteration in the share capital of the Company or any of the rights attaching to any share capital, save in respect of (i) any reduction of capital undertaken by the Company pursuant to the terms of the Exchange Agreement, (ii) any reduction of capital undertaken by the Company for the purposes of creating distributable reserves, (iii) in respect of those unaffected classes of shares, any reduction of capital that does not affect particular classes of Shares, or (iv) any subdivision or consolidation of the Company’s share capital to reflect any equivalent subdivision or consolidation (as applicable) of Parent’s share capital, provided that, for the avoidance of doubt, any redesignation of Shares in accordance with Article 28(3) shall not constitute a variation of the rights attached to any class of Shares for the purposes of these Articles.

(2)

Subject to the provisions of the Act, if any action is proposed to be undertaken by the Company which would constitute a variation of the rights attached to a class of Shares in accordance with Article 26(1) above, no such action can be undertaken by the Company without the approval by a majority of the votes entitled to be cast by the holders of the relevant class of Shares affected by the amendment, voting as a single class.

(3)

For the purposes of Article 26(2) and notwithstanding that the B Shares and the C Share are otherwise non-voting Shares, if either the B Shares and/or the C Share constitute the relevant class of affected Shares, then such class of Shares shall be granted voting rights, with one vote attaching to each Share, solely for the limited purpose of voting in the manner contemplated by Article 26(2) above.

(4)

Subject to the terms on which any Shares may be issued by the Company, the rights or privileges attached to any class of shares in the capital of the Company shall be deemed not to be varied or abrogated by:

(i)	the creation or issue of any new shares ranking pari passu in substantially all respects with any other Shares issued in that class (including for these purposes, any issuance of EPA B Shares); or

(ii)	the issue of any A Share, B Share or C Share.

27.	All Shares to be fully paid up

(1)	No Share is to be issued for less than the aggregate of its nominal value and any premium to be paid to the Company in consideration for its issue.

(2)	This does not apply to Shares taken on the formation of the Company by the subscribers to the Company’s memorandum.

28.	Powers to issue and redesignate different classes of Share

(1)

Subject to these Articles, but without prejudice to the rights attached to any existing Share, the Company may issue Shares with such rights or restrictions as may be determined by Ordinary Resolution, including for the avoidance of doubt the EPA B Shares.

(2)

The Company may issue Shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the Directors may determine the terms, conditions and manner of redemption of any such Shares.

(3)

Subject to these Articles, but without prejudice to the rights attached to any existing Share, the Company may redesignate Shares from one class of Shares in the capital of the Company to another class of Shares in the capital of the Company, in such manner as may be determined by Ordinary Resolution.

29.	Company not bound by less than absolute interests

Except as required by law, no person is to be recognised by the Company as holding any Share upon any trust, and except as otherwise required by law or the Articles, the Company is not in any way to be bound by or recognise any interest in a Share other than the holder’s absolute ownership of it and all the rights attaching to it.

30.	Share certificates

(1)	The Company shall, upon request in writing from any Shareholder, issue each Shareholder, free of charge, with one or more certificates in respect of the Shares which that Shareholder holds.

(2)	Every certificate must specify:

(a)	in respect of how many Shares, of what class, it is issued;

(b)	the nominal value of those Shares;

(c)	that the Shares are fully paid; and

(d)	any distinguishing numbers assigned to them.

(3)	No certificate may be issued in respect of Shares of more than one class.

(4)	If more than one person holds a Share, only one certificate may be issued in respect of it.

(5)	Certificates must:

(a)	have affixed to them the Company’s common seal, or

(b)	be otherwise executed in accordance with the Companies Acts.

31.	Replacement Share certificates

(1)	If a certificate issued in respect of a Shareholder’s Shares is:

(a)	damaged or defaced, or

(b)	said to be lost, stolen or destroyed,

that Shareholder is entitled to be issued with a replacement certificate in respect of the same Shares.

(2)	A Shareholder exercising the right to be issued with such a replacement certificate:

(a)	may at the same time exercise the right to be issued with a single certificate or separate certificates;

(b)	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

(c)	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the Directors decide.

32.	Share transfers

(1)	Save as otherwise contemplated by this Article 32, the Shares are freely transferable.

(2)	Shares may be transferred by means of an instrument of transfer in any usual form or any other form approved by the Directors, which is executed by or on behalf of the transferor.

(3)	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any Share.

(4)	The Company may retain any instrument of transfer which is registered.

(5)	The transferor remains the holder of a Share until the transferee’s name is entered in the Register of Members as holder of it.

(6)

The Directors may refuse to register the transfer of a Share, and if they do so, the instrument of transfer must be returned to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

(7)	Notwithstanding any other provision of these Articles, the C Share is not transferable.

33.	Transmission of Shares

(1)	If title to a Share passes to a Transmittee, the Company may only recognise the Transmittee as having any title to that Share.

(2)	A Transmittee who produces such evidence of entitlement to Shares as the Directors may properly require:

(a)	may, subject to the Articles, choose either to become the holder of those Shares or to have them transferred to another person, and

(b)	subject to the Articles, and pending any transfer of the Shares to another person, has the same rights as the holder had.

(3)

Transmittees do not have the right to attend or vote at a general meeting, or agree to a proposed written resolution, in respect of Shares to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those Shares.

34.	Exercise of Transmittees’ rights

(1)	Transmittees who wish to become the holders of Shares to which they have become entitled must notify the Company in writing of that wish.

(2)	If the Transmittee wishes to have a Share transferred to another person, the Transmittee must execute an instrument of transfer in respect of it.

(3)

Any transfer made or executed under this Article is to be treated as if it were made or executed by the person from whom the Transmittee has derived rights in respect of the Share, and as if the event which gave rise to the transmission had not occurred.

35.	Transmittees bound by prior notices

If a notice is given to a Shareholder in respect of Shares and a Transmittee is entitled to those Shares, the Transmittee is bound by the notice if it was given to the Shareholder before the Transmittee’s name has been entered in the Register of Members.

DIVIDENDS AND OTHER DISTRIBUTIONS

36.	Procedure for declaring dividends

(1)	The Company may by Ordinary Resolution declare dividends, and the Directors may decide to pay interim dividends.

(2)	A dividend must not be declared unless the Directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the Directors.

(3)	No dividend may be declared or paid unless it is in accordance with Shareholders’ respective rights.

(4)

Unless the Shareholders’ resolution to declare or Directors’ decision to pay a dividend, or the terms on which Shares are issued, specify otherwise, it must be paid by reference to each Shareholder’s holding of Shares on the date of the resolution or decision to declare or pay it.

(5)

If the Company’s Share capital is divided into different classes, no interim dividend may be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(6)	The Directors may pay at intervals any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

(7)

If the Directors act in good faith, they do not incur any liability to the holders of Shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on Shares with deferred or non-preferred rights.

(8)

Subject to applicable law, but notwithstanding the foregoing provisions of this Article 36, no further approval from Shareholders will be required in connection with (i) the payment of EPAs in accordance with the provisions of Annex A to these Articles, or (ii) the payment of any EPA Advance in accordance with the provisions of Article 25 of these Articles.

37.	Payment of dividends and other distributions

(1)	Where a dividend or other sum which is a distribution is payable in respect of a Share, it must be paid by one or more of the following means:

(a)	transfer to a bank or building society account specified by the Distribution Recipient either in writing or as the Directors may otherwise decide;

(b)

sending a cheque made payable to the Distribution Recipient by post to the Distribution Recipient at the Distribution Recipient’s registered address (if the Distribution Recipient is a holder of the Share), or (in any other case) to an address specified by the Distribution Recipient either in writing or as the Directors may otherwise decide;

(c)	sending a cheque made payable to such person by post to such person at such address as the Distribution Recipient has specified either in writing or as the Directors may otherwise decide; or

(d)	any other means of payment as the Directors agree with the Distribution Recipient either in writing or by such other means as the Directors decide.

(2)	In the Articles, the “Distribution Recipient” means, in respect of a Share in respect of which a dividend or other sum is payable:

(a)	the holder of the Share; or

(b)	if the Share has two or more joint holders, whichever of them is named first in the Register of Members; or

(c)	if the holder is no longer entitled to the Share by reason of death or bankruptcy, or otherwise by operation of law, the Transmittee.

38.	No interest on distributions

The Company may not pay interest on any dividend or other sum payable in respect of a Share unless otherwise provided by:

(a)	the terms on which the Share was issued, or

(b)	the provisions of another agreement between the holder of that Share and the Company.

39.	Unclaimed distributions

(1)	All dividends or other sums which are:

(a)	payable in respect of Shares, and

(b)	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

(2)	The payment of any such dividend or other sum into a separate account does not make the Company a trustee in respect of it.

(3)	If:

(a)	twelve years have passed from the date on which a dividend or other sum became due for payment, and

(b)	the Distribution Recipient has not claimed it,

the Distribution Recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

40.	Non-cash distributions

(1)

Subject to the terms of issue of the Share in question, the Company may, by Ordinary Resolution on the recommendation of the Directors, decide to pay all or part of a dividend or other distribution payable in respect of a Share by transferring non-cash assets of equivalent value (including, without limitation, shares or other securities in any company).

(2)	For the purposes of paying a non-cash distribution, the Directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(a)	fixing the value of any assets;

(b)	paying cash to any Distribution Recipient on the basis of that value in order to adjust the rights of recipients; and

(c)	vesting any assets in trustees.

41.	Waiver of distributions

Distribution Recipients may waive their entitlement to the whole or part of a dividend or other distribution payable in respect of a Share by giving the Company notice in writing to that effect, but if:

(a)	the Share has more than one holder, or

(b)

more than one person is entitled to the Share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise, the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the Share.

CAPITALISATION OF PROFITS

42.	Authority to capitalise and appropriation of capitalised sums

(1)	Subject to Article 42A, the Directors may:

(a)

resolve to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of any reserve or fund of the Company (including, without limitation, the Company’s share premium account, merger reserve or capital redemption reserve, if any); and

(b)

appropriate any sum which they so resolve to capitalise (a “capitalised sum”) to the persons who would have been entitled to it if it had been distributed by way of dividend or to their designee (the “persons entitled”) and in the same proportions.

(2)	Capitalised sums must be applied:

(a)	on behalf of the persons entitled, and

(b)	in the same proportions as a dividend would have been distributed to them.

(3)

Any capitalised sum may be applied in paying up new Shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

(4)	A capitalised sum which was appropriated from profits available for distribution may be applied:

(a)	in or towards paying up any amounts unpaid on existing Shares held by the persons entitled; or

(b)	in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

(5)	Subject to the Articles the Directors may:

(a)	apply capitalised sums in accordance with Articles 42(3) and (4) partly in one way and partly in another;

(b)

make such arrangements as they think fit to resolve a difficulty arising in the distribution of a capitalised sum and in particular to deal with Shares or debentures becoming distributable in fractions under this Article (including the issuing of fractional certificates, disregarding fractions or the making of cash payments) provided that Shares or debentures representing the fractions may not be sold to a person who is not a holder of Shares; and

(c)

authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of Shares and debentures to them under this Article.

(6)

In exercising its authority under this Article 42, the Directors may only resolve to capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of any reserve or fund of the Company (including, without limitation, the Company’s share premium account, merger reserve or capital redemption reserve, if any) and to issue and allot new Shares as otherwise contemplated by this Article 42 to holders of A Shares and B Shares on an equal per share basis.

42A

The Directors shall capitalise any profits of the Company (whether or not they are available for distribution) which are not required for paying a preferential dividend, or any sum standing to the credit of any reserve or fund of the Company (including, without limitation, the Company’s share premium account, merger reserve or capital redemption reserve, if any) and to issue and allot EPA B Shares, or other securities, to the holder of the C Share in satisfaction of their entitlement to receive EPAs.

PART 4

DECISION-MAKING BY SHAREHOLDERS

ORGANISATION OF GENERAL MEETINGS

43.	Attendance and speaking at general meetings

(1)

A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

(2)	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting, and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

(3)	The Directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

(4)	In determining attendance at a general meeting, it is immaterial whether any two or more shareholders attending it are in the same place as each other.

(5)

Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

44.	Quorum for general meetings

(1)	No business other than the appointment of the Chairman of the Meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum.

(2)	Save as otherwise provided in these Articles, two persons present and entitled to vote shall be a quorum for all purposes.

(3)	Where the Company only has one Shareholder, one person present and entitled to vote shall be a quorum for all purposes.

45.	Chairing general meetings

(1)	If the Directors have appointed a Chairman, the Chairman shall chair general meetings if present and willing to do so.

(2)	If the Directors have not appointed a Chairman, or if the Chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

(a)	the Directors present, or

(b)	(if no Directors are present), the meeting, must appoint a Director or Shareholder to chair the meeting, and the appointment of the Chairman of the Meeting must be the first business of the meeting.

(3)	The person chairing a meeting in accordance with this Article is referred to as the “Chairman of the Meeting”.

46.	Attendance and speaking by Directors and non-Shareholders

(1)	Directors may attend and speak at general meetings, whether or not they are Shareholders.

(2)	The Chairman of the Meeting may permit other persons who are not:

(a)	Shareholders of the Company, or

(b)	otherwise entitled to exercise the rights of Shareholders in relation to general meetings, to attend and speak at a general meeting.

47.	Adjournment

(1)

If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the Chairman of the Meeting must adjourn it.

(2)	The Chairman of the Meeting may adjourn a general meeting at which a quorum is present if:

(a)	the meeting consents to an adjournment, or

(b)

it appears to the Chairman of the Meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

(3)	The Chairman of the Meeting must adjourn a general meeting if directed to do so by the meeting.

(4)	When adjourning a general meeting, the Chairman of the Meeting must:

(a)	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the Directors, and

(b)	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

(5)

If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least seven clear days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given):

(a)	to the same persons to whom notice of the Company’s general meetings is required to be given, and

(b)	containing the same information which such notice is required to contain.

(6)	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

48.	Voting: general

A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the Articles.

49.	Errors and disputes

(1)

No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

(2)	Any such objection must be referred to the Chairman of the Meeting, whose decision is final.

50.	Poll votes

(1)	A poll on a resolution may be demanded:

(a)	in advance of the general meeting where it is to be put to the vote, or

(b)	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

(2)	A poll may be demanded by:

(a)	the Chairman of the Meeting;

(b)	the Directors;

(c)	two or more persons having the right to vote on the resolution; or

(d)

a person or persons representing not less than one tenth of the total voting rights of all the Shareholders having the right to vote on the resolution (excluding any voting rights attached to any Shares in the Company held as treasury shares).

(3)	A demand for a poll may be withdrawn if:

(a)	the poll has not yet been taken, and

(b)	the Chairman of the Meeting consents to the withdrawal.

A demand so withdrawn validates the result of a show of hands declared before the demand was made. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting will continue as if the demand had not been made.

(4)	Polls must be taken immediately and in such manner as the Chairman of the Meeting directs.

51.	Content of proxy notices

(1)	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

(a)	states the name and address of the Shareholder appointing the proxy;

(b)	identifies the person appointed to be that Shareholder’s proxy and the general meeting in relation to which that person is appointed;

(c)	is signed by or on behalf of the Shareholder appointing the proxy, or is authenticated in such manner as the Directors may determine; and

(d)	is delivered to the Company in accordance with the Articles and any instructions contained in the notice of the general meeting to which they relate.

(2)	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

(3)

Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions and the proxy is obliged to vote or abstain from voting in accordance with the specified instructions. However, the Company is not obliged to check whether a proxy votes or abstains from voting as he has been instructed and shall incur no liability for failing to do so. Failure by a proxy to vote or abstain from voting as instructed at a meeting shall not invalidate proceedings at that meeting.

(4)	Unless a proxy notice indicates otherwise, it must be treated as:

(a)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting, and

(b)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

52.	Delivery of proxy notices

(1)

A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

(2)	An appointment under a proxy notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

(3)	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

(4)	If a proxy notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

53.	Amendments to resolutions

(1)	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)

notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the Chairman of the Meeting may determine), and

(b)	the proposed amendment does not, in the reasonable opinion of the Chairman of the Meeting, materially alter the scope of the resolution.

(2)	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)	the Chairman of the Meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

(3)	If the Chairman of the Meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the Chairman’s error does not invalidate the vote on that resolution.

PART 5

ADMINISTRATIVE ARRANGEMENTS

54.	Means of communication to be used

(1)

Subject to the Articles, anything sent or supplied by or to the Company under the Articles may be sent or supplied in any way in which the Act provides for documents or information which are authorised or required by any provision of the Act to be sent or supplied by or to the Company.

(2)	Any notice, document or other information shall be deemed served on or delivered to the intended recipient:

(a)

if properly addressed and sent by prepaid United Kingdom first class post to an address in the United Kingdom, 48 hours after it was posted (or five business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom if (in each case) sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least five business days was guaranteed at the time of sending and the sending party receives a confirmation of delivery from the courier service provider);

(b)	if properly addressed and delivered by hand, when it was given or left at the appropriate address;

(c)	if properly addressed and sent or supplied by electronic means, one hour after the document or information was sent or supplied; and

(d)

if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website.

For the purposes of this Article 54, no account shall be taken of any part of a day that is not a business day.

(3)

In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted this purpose by the Act.

(4)

Subject to the Articles, any notice or document to be sent or supplied to a Director in connection with the taking of decisions by Directors may also be sent or supplied by the means by which that Director has asked to be sent or supplied with such notices or documents for the time being.

(5)

A Director may agree with the Company that notices or documents sent to that Director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

55.	Company seals

(1)	Any common seal may only be used by the authority of the Directors.

(2)	The Directors may decide by what means and in what form any common seal is to be used.

(3)

Unless otherwise decided by the Directors, if the Company has a common seal and it is affixed to a document, the document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

(4)	For the purposes of this Article, an authorised person is:

(a)	any Director of the Company;

(b)	the company secretary (if any); or

(c)	any person authorised by the Directors for the purpose of signing documents to which the common seal is applied.

56.	No right to inspect accounts and other records

Except as provided by law or authorised by the Directors or an Ordinary Resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a Shareholder.

57.	Provision for employees on cessation of business

The Directors may decide to make provision for the benefit of persons employed or formerly employed by the Company or any of its Subsidiaries (other than a Director or former Director or shadow Director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that Subsidiary.

DIRECTORS’ INDEMNITY AND INSURANCE

58.	Indemnity

(1)	Subject to Article 58(2), a Relevant Director of the Company or an Associated Company may be indemnified out of the Company’s assets against:

(a)	any liability incurred by that Director in connection with any negligence, default, breach of duty or breach of trust in relation to the Company or an Associated Company;

(b)

any liability incurred by that Director in connection with the activities of the Company or an Associated Company in its capacity as a trustee of an occupational pension scheme (as defined in section 235(6) of the Act); and

(c)	any other liability incurred by that Director as an officer of the Company or an Associated Company.

(2)	This Article does not authorise any indemnity which would be prohibited or rendered void by any provision of the Companies Acts or by any other provision of law.

59.	Insurance

The Directors may decide to purchase and maintain insurance, at the expense of the Company, for the benefit of any Relevant Director in respect of any loss or liability which has been or may be incurred by a Relevant Director in connection with that Director’s duties or powers in relation to the Company, any Associated Company or any pension fund or employees’ share scheme of the Company or Associated Company.

U.S. TAX MATTERS

60.	U.S. Entity Classification

(1)

The Company shall elect, pursuant to section 301.7701-3 of the United States Treasury Regulations, to be classified as a partnership for U.S. federal income tax purposes. As a consequence of such election:

(a)

Annex B to these Articles contains certain provisions applicable to such classification, including, but not limited to, provisions concerning the allocation of income, gain and loss and deduction and the establishment of capital accounts; and

(b)	the Shareholders will be treated as “partners” in a partnership for U.S. federal income tax purposes.

ANNEX A

EPAs

Part 1– General

1.	Subject to the satisfaction of the Conditions, EPA Holdings shall be entitled to EPAs in respect of the C Share in an amount determined in accordance with the terms set forth in this Annex A.

Part 2 – Determination of amount of EPAs

2.	The amount of the EPA payable to EPA Holdings in respect of each EPA Portfolio from time to time shall be determined in accordance with the provisions of this Part 2 of Annex A.

3.

Subject to the satisfaction of each of the three Conditions and any requirements of applicable law, at the end of each Fiscal Quarter (each, a “Quarterly Determination Date”) EPA Holdings will be entitled to an amount (the “EPA”), which shall be determined for each EPA Portfolio equal to 20% of the Net Economic Profit for such EPA Portfolio for the Measuring Period ending on the Quarterly Determination Date (the “EPA Amount”).

4.	The payment of any EPA to EPA Holdings in accordance with this Annex A will be subject to each of the following three conditions:

(1)	Condition One: Cumulative Net Economic Profit for such EPA Portfolio as of the Quarterly Determination Date is positive.

(2)

Condition Two: The aggregate Projected Cash Receipts for all Portfolio Investments in such EPA Portfolio for all periods commencing after such Quarterly Determination Date are equal to or greater than one hundred and thirty-five per cent (135%) of the Projected Total Expenses for all Portfolio Investments (other than Pre-Exchange Portfolio Investments) in such EPA Portfolio through the respective Termination Dates of such Portfolio Investments.

(3)

Condition Three: The Projected Cash Receipts for all EPA Portfolios for all periods commencing after such Quarterly Determination Date are equal to or greater than one hundred and thirty-five per cent (135%) of the Projected Total Expenses for all EPA Portfolios through the respective Termination Dates of such EPA Portfolios.

5.	The Company shall determine the EPA Amount for each EPA Portfolio (if any) in accordance with paragraph 4 above as soon as reasonably practicable following the relevant Quarterly Determination Date.

6.

For the avoidance of doubt, EPA Holdings (i) shall not be entitled to an EPA in respect of any Pre-Exchange Portfolio Investment, and (ii) shall be entitled to an EPA in respect of any Portfolio Investments that were made by the Continuing Investors Partnerships from the Exchange Date until the closing date of the initial public offering of the Parent A Shares.

7.

The calculation of EPAs made during each Fiscal Year shall be verified by an annual audit of the Company’s books of account by an accounting firm selected by EPA Holdings who is acceptable, acting reasonably, to the board of Directors of the Company. To the extent such audit determines that there has been a net over- or under-calculation of EPAs during such Fiscal Year then, subject to applicable law, the Company shall (i) in the case of an under-calculation, distribute an additional amount to EPA Holdings equal to such net under-calculation, and (ii) in the case of an over-calculation in respect of a EPA Portfolio, such over-allocation shall be deducted from future entitlements to any EPAs in respect of such EPA Portfolio, and to the extent that such over-allocation is outstanding as of the final determination of an EPA in respect of such EPA Portfolio, then EPA Holdings shall pay to the Company any remaining over-allocation amount.

8.

As used herein, the terms Portfolio Investment, New Portfolio Investment, Royalty Investment, Pre-Exchange Portfolio Investment and Security Investment will each include the Company’s proportionate interest in investment assets acquired by entities (including trusts) in which a member of the Group has a direct or indirect ownership interest.

9.

If EPA Holdings determines in good faith that the terms, calculation and allocation procedures set forth in this Annex A do not appropriately reflect the intention to provide EPA Holdings with EPAs that reflect 20% of the Net Economic Profit of each EPA Portfolio, EPA Holdings may direct the Company to amend the calculation and allocation procedures set forth herein in order to ensure to the extent possible that EPAs do reflect 20% of the Net Economic Profit of each EPA Portfolio. Any such amendments proposed by EPA Holdings shall be subject to the approval of the Parent Board acting reasonably.

Part 3 – Satisfaction and distribution of EPAs

10.

Following the determination of the EPA Amount for each EPA Portfolio in accordance with paragraphs 3 to 9 above, the Company shall, subject to applicable law, satisfy the payment of the relevant EPA Amount for each EPA Portfolio by way of a bonus issue of B Shares (the “EPA B Shares”) in the manner contemplated by paragraphs 11 and 12 below. Any EPA B Shares issued pursuant to this paragraph 10 shall be treated as an advance against the final year end entitlements as verified under paragraph 7 above, and shall reduce the amount of future distributions that EPA Holdings would otherwise receive pursuant to paragraphs 3 and 4 above.

11.

Any EPA B Shares to be issued in satisfaction of an EPA will be issued to the Depositary, as nominee for EPA Holdings, which shall issue EPA B Depositary Receipts to EPA Holdings (in its capacity as a B DR Holder).

12.	The number of EPA B Shares to be issued to the Depositary in respect of each EPA Portfolio will be calculated by reference to the following formula:

A = (B-C-D)/E

Where:

A is the number of EPA B Shares to be issued, provided that any fractions of EPA B Shares arising shall be disregarded;

B is the EPA Amount for the relevant EPA Portfolio (expressed in US Dollars);

C is the amount (expressed in US Dollars) of any EPA Advance Amounts paid by the Company to EPA Holdings in respect of that EPA Portfolio since the last date on which the relevant EPA Portfolio was entitled to be paid an EPA;

D is the amount (expressed in US Dollars) of any prior outstanding over-allocation under paragraph 4;

E is the 10 day trailing VWAP for the Parent A Shares (expressed in US Dollars) ending 2 days prior to the proposed date of issuance of the EPA B Shares.

Part 4 – Definitions

13.	For the purposes of this Annex A, the following terms shall have the meanings set forth below:

“Acquisition Cost” means, with respect to any Portfolio Investment, the original purchase price and capitalised acquisition costs, such as expenses incurred in sourcing, developing, negotiating, structuring, acquiring and holding of such Portfolio Investment plus any amounts paid in respect of such Portfolio Investment after the date of acquisition, such as instalment, milestone or other progress or hurdle payments and any other capitalised costs specifically applicable to the Portfolio Investment. The total Acquisition Cost of all Pre-Exchange Portfolio Investments were deemed to be equal to their net present value as of the Exchange Date (calculated using the 50% PTRS methodology, which was determined in accordance with the Manager’s valuation policies in effect as of the Exchange Date). As of the closing date of the initial public offering of the Parent A Shares, the total Acquisition Cost of all Pre-Exchange Portfolio Investments shall be adjusted to be equal to their value as of such date (calculated based on the pre-money equity value of the Parent as of such date (“price-to-public”) plus any funded indebtedness. Such amount shall not exceed the net present value of such Pre-Exchange Portfolio Investments using the 100% PTRS methodology, calculated in accordance with the Manager’s valuation policies in effect as of the Exchange Date). In the event that any Portfolio Investments were made between the Exchange Date and the date of the completion of the initial public offering of the Parent A Shares, the portion of the pre-money equity value of the Parent as of the date of the completion of such initial public offering that is allocated to such Pre-Exchange Portfolio Investments shall be based on the relative value of such Pre-Exchange Portfolio Investments as compared to the value of all Portfolio Investments as of the date of the completion of such initial public offering.

“Acquisition Cost Percentage” means for each Portfolio Investment, a fraction, the numerator of which is the sum of (i) the Unrecovered Acquisition Cost of such Portfolio Investment as of the Last Completed Quarter, if any, plus (ii) the Cumulative Net Economic Loss for such Portfolio Investment as of the Last Completed Quarter, if any, and the denominator of which is the sum of (i) the Unrecovered Acquisition Cost of all Portfolio Investments as of the Last Completed Quarter, if any, plus (ii) the Cumulative Net Economic Loss for all Portfolio Investments as of the Last Completed Quarter, if any.

“Agreed-Upon Analyst” means any nationally recognised investment bank selected by EPA Holdings which prepares reports containing royalty revenue estimates in respect of one or more of the Royalty Investments, including Goldman Sachs, JP Morgan Chase & Co., UBS, Credit Suisse, Cowen, Bank of America Merrill Lynch, Morgan Stanley, Citigroup, Royal Bank of Canada, Wells Fargo, Deutsche Bank, Bernstein, SunTrust Robinson Humphrey, Raymond James, Piper Jaffrey, SVB Leerink, Mizuho, Stifel, Jefferies and Guggenheim.

“Agreed Value” means the agreed value of any Portfolio Investment, as determined pursuant to the policies and procedures established by EPA Holdings and subject to approval by the Parent Board.

“Amortisation Completion Date” means, with respect to any Royalty Investment, the Quarterly Determination Date that is at least four full Fiscal Quarters before the first date on which the Royalty Investment is expected to stop or substantially reduce cash flowing, as determined by EPA Holdings, as a result of the expiration of the license or patent relating to such Royalty Investment, or otherwise.

“Analyst Consensus” means the consensus product sales estimates for Royalty Investments from the most recent research report, if any, of each Agreed-Upon Analyst through the Termination Date. Where three or more Agreed-Upon Analysts publish research reports containing product sales estimates for a Royalty Investment, then the Analyst Consensus shall use the median growth rate of the Agreed-Upon Analysts to forecast product sales. For Royalty Investments where there are less than three Agreed-Upon Analysts who forecast product sales, EPA Holdings shall use its discretion to forecast product sales. EPA Holdings shall have the right to adjust the Analyst Consensus for any Royalty Investment to the extent EPA Holdings determines that, based upon EPA Holdings’ own estimates and its reasonable good faith discretion, such Analyst Consensus over- or under-estimates royalty revenue for such Royalty Investment.

“Cash Receipts” means with respect to each Portfolio Investment, all cash proceeds received, directly or indirectly, by a member of the Group in respect of such Portfolio Investment during the applicable period.

“Conditions” means the conditions to the payment of any EPAs, as set out in paragraph 4 of this Annex A.

“Continuing Investors Partnership” means each of RPI US Partners 2019, LP and RPI International Holdings 2019, LP.

“Cumulative Net Economic Profit (Loss) means, for each Portfolio Investment, as of any date, an amount (positive or negative) equal to the difference between (a) the aggregate Cash Receipts for such Portfolio Investment for all Measuring Periods from the Date of Acquisition until such date, minus (b) the Total Expenses allocated to such Portfolio Investment for all Measuring Periods from the Date of Acquisition until such date. A Portfolio is deemed to have positive Cumulative Net Economic Profit if, as of any Quarterly Determination Date, the sum of Cumulative Net Economic Profit (Loss) for all New Portfolio Investments in such Portfolio is positive.

“Date of Acquisition” means: (i) with respect to each New Portfolio Investment, the date such New Portfolio Investment is acquired, and (ii) with respect to Pre-Exchange Portfolio Investments, the closing date of the initial public offering of the Parent A Shares.

“EPA” has the meaning provided in paragraph 3 of this Annex A.

“EPA Amount” has the meaning provided in paragraph 3 of this Annex A.

“EPA Portfolio” means each New Portfolio which is subject to the payment of EPAs as set forth in this Annex A, including the EPA 1 Portfolio.

“EPA 1 Portfolio” means the Portfolio Investments made during the period commencing on the Exchange Date and ending on December 31, 2021.

“Exchange Date” means 11 February 2020;

“Exchange Offer” means the exchange offer pursuant to which limited partners in a limited partnership managed by the Manager transferred their interests to a Continuing Investors Partnership on the Exchange Date.

“Fiscal Quarter” means the calendar quarter or, in the case of the first fiscal quarter of the Company, the period commencing on the date of commencement of operations of the Company and ending on the last day of the next following calendar quarter and in the case of the last Fiscal Quarter of the Company ending on the date on which the winding up of the Company is completed, as the case may be.

“Fiscal Year” means the calendar year, or in the case of the last Fiscal Year, the period commencing on the first date of the relevant calendar year and ending on the date on which the dissolution of the Company is completed.

“Group” means (i) the Company and its Associated Companies for the time being, and (ii) for the purposes of this Annex A, the Continuing Investors Partnerships, and references to a “member of the Group” shall be construed accordingly.

“Interest Expense” means with respect to each Portfolio Investment, for any Measuring Period, the portion of the interest expense attributable to the Total Indebtedness that is allocable to such Portfolio Investment. A Portfolio Investment’s allocable portion of interest expense shall be determined by multiplying the aggregate amount of interest expense for all Portfolio Investments during the Last Completed Quarter by such Portfolio Investment’s Acquisition Cost Percentage.

“Last Completed Quarter” means, for any Measuring Period, the last day of the last full calendar quarter completed immediately prior to the end of such Measuring Period.

“Liquid Investments” means short-term investments consisting of (a) United States government and agency obligations maturing within one (1) year, (b) commercial paper on corporate debt rated not lower than A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investor Services, Inc. with maturities of not more than one (1) year and one (1) day, (c) interest-bearing deposits in United States banks and United States branches of French, Japanese, English, Swiss, Irish, German, Cayman Islands, Dutch or Canadian banks, or in Investors Bank & Trust, in any case having one of the ratings referred to above, or the equivalent thereof from an internationally recognised financial information and rating service other than Standard & Poors Corporation or Moody’s Investor Services, Inc., maturing within 180 days, and (d) money market mutual funds or prime funds with assets of not less than $250 million ($250,000,000) and all or substantially all of which assets are reasonably believed by EPA Holdings to consist of items described in one or more of the foregoing clauses (a), (b) and (c).

“Measuring Period” means

(a)

for each New Portfolio, the period starting on the latest of (i) the Exchange Date; (ii) the Date of Acquisition of the first New Portfolio Investment of such New Portfolio; and (iii) the day following the last preceding Measuring Period in respect of which EPA Holdings received an EPA in respect of such New Portfolio and ending on the current Quarterly Determination Date; and

(b)

for the Pre-Exchange Portfolio, the period starting on the latest of (i) the Exchange Date; and (ii) the day following the last preceding Measuring Period in respect of which EPA Holdings received an EPA in respect of such Pre-Exchange Portfolio and ending on the current Quarterly Determination Date.

“Net Economic Profit” means, with respect to each Portfolio, for any Measuring Period, the excess (if any) of: (a) the aggregate Cash Receipts for all New Portfolio Investments in such Portfolio during such Measuring Period minus (b) the Total Expenses for such Portfolio allocable thereto in accordance with this Annex A during such Measuring Period.

“New Portfolio” means one or more groupings of New Portfolio Investments that are designated as a separate Portfolio on or after the Exchange Date. The initial New Portfolio shall be the EPA 1 Portfolio which shall consist of New Portfolio Investments made until 31 December 2021. Each New Portfolio that is established after the EPA 1 Portfolio shall consist of New Portfolio Investments made during each two (2) year period thereafter. EPA Holdings shall assign such naming designations to each New Portfolio as it shall deem convenient, but each such Portfolio, however named, shall be deemed a New Portfolio for the purposes of this Annex A.

“New Portfolio Investment” means all Portfolio Investments acquired by a member of the Group, directly or indirectly, after the Exchange Date.

“Operating and Personnel Payments” means the quarterly operating and personnel payments that are paid to the Manager from Royalty Pharma Investments 2019 ICAV, an Irish Collective Asset-management Vehicle and any other fees that are paid to the Manager by (i) the Parent, (ii) the Company, and (iii) Royalty Pharma Investments, an Irish Unit Trust (solely in the case of (iii), in respect of the Company’s pro rata share of such payment).

“Operating Expense” means, with respect to any Portfolio Investment for any Measuring Period, the sum of (a) any costs which are specifically allocable to such Portfolio Investment, including the Operating and Personnel Payments derived from such Portfolio Investment but excluding any capitalised costs included in Acquisition Cost, plus (b) such Portfolio Investment’s allocable portion of all expenses not allocable pursuant to clause (a) hereof payable by a member of the Group and the Group’s allocable portion of expenses borne by entities in which a member of the Group has a direct or indirect ownership interest, not including (i) Operating and Personnel Payments, (ii) Interest Expense, or (iii) Recovery of Acquisition Cost. A Portfolio Investment’s allocable portion of the expenses specified in clause (b) above shall be equal to the product of (i) such expenses multiplied by (ii) a fraction, the numerator of which is the Operating and Personnel Payment derived from such Portfolio Investment during such Measuring Period and the denominator of which is the sum of Operating and Personnel Payments derived from all Portfolio Investments in such Portfolio during such Measuring Period.

“Parent” means Royalty Pharma plc.

“Parent A Shares” means the class A ordinary shares of US$0.0001 each in the capital of the Parent from time to time.

“Parent Board” means the board of directors of Parent, as constituted from time to time.

“Portfolio” means each New Portfolio and the Pre-Exchange Portfolio.

“Portfolio Investment” means all Royalty Investments and Security Investments held, directly or indirectly, by a member of the Group. For the avoidance of doubt, (i) this term will include Portfolio Investments made after the Exchange Date, as well as Portfolio Investments transferred to the Continuing Investors Partnerships in connection with the Exchange Offer, (ii) this term will include the Group’s proportionate interest in investment assets held through trusts or other entities in which a member of the Group has a direct or indirect ownership interest, and (iii) this term will not include Liquid Investments. EPA Holdings shall have discretion in its good faith judgment to re-classify a Security Investment as a Royalty Investment to the extent that subsequent to the Date of Acquisition a product, process, device or enabling and delivery technology underlying such Security Investment is approved.

“Pre-Exchange Portfolio” means a portfolio of all Pre-Exchange Portfolio Investments.

“Pre-Exchange Portfolio Investment” means each Portfolio Investment held by the Continuing Investors Partnerships on the Exchange Date.

“Projected Cash Receipts” means, as of any Quarterly Determination Date, (a) for any Royalty Investment, the aggregate Cash Receipts projected to be received by any member of the Group (or the Group’s proportionate share of any such Cash Receipts received by a trust or other entity in which a member of the Group has a direct or indirect ownership interest) and (b) for any Security Investment, an amount equal to the Agreed Value of such Security Investment. Projected Cash Receipts for Royalty Investments shall be calculated by EPA Holdings based on the Analyst Consensus of product sales forecasts for the period beginning on the day following such Quarterly Determination Date and ending upon the Termination Date for such Portfolio Investment.

“Projected Total Expenses” means, as of any Quarterly Determination Date for any Portfolio Investment, the aggregate Total Expenses which are projected to be allocated to such Portfolio Investment. Projected Total Expenses will be measured over a period beginning on the day following such Quarterly Determination Date and ending upon the Termination Date for such Portfolio Investment.

“Quarterly Determination Date” has the meaning provided in paragraph 3 of this Annex A.

“Recovery of Acquisition Cost” means:

(a)

for any Royalty Investment, for any Measuring Period, an amount equal to the portion of Acquisition Cost scheduled to be amortised for such Royalty Investment during such Measuring Period, calculated utilising a quarterly straight line amortisation schedule. Amortisation shall begin as of the Date of Acquisition of a Royalty Investment (or, if later, the date on which the applicable Royalty Investment first generates Cash Receipts (or in the case of Projected Cash Receipts the date the applicable Royalty Investment is expected to generate Cash Receipts) for the Group) and shall end as of the Amortisation Completion Date. EPA Holdings may accelerate the applicable schedule of amortisation for a Royalty Investment if it deems it appropriate to do so, including due to a decline in Projected Cash Receipts for such Royalty Investment; and

(b)	for any Security Investment, for any Measuring Period, an amount equal to the Unrecovered Acquisition Cost for such Security Investment.

“Royalties” means intellectual property (including patents) or other contractual rights to income derived from the sales of, or revenues generated by, pharmaceutical, biopharmaceutical, medical and/or healthcare products, processes, devices or enabling and delivery technologies that are protected by patents, trademarks or copyrights, governmental or other regulations or otherwise by contract.

“Royalty Investment” means (i) Royalties; (ii) ownership interests in any entities formed for the purpose of holding Royalties or substantially all of the assets which consist of Royalties; (iii) any securities, investments or contracts that may provide a hedge for Royalties; (iv) fixed payment arrangements that have economic characteristics similar to Royalties or debt, including bonds, preferred stock and the debt component of any convertible or other hybrid security; and (v) other assets or investments considered by EPA Holdings to be relevant to the foregoing. For the avoidance of doubt, this term will include the Group’s proportionate interest in Royalty Investments acquired or held by trusts or other entities in which a member of the Group has a direct or indirect ownership interest.

“Security Investment” means (i) equity securities (including controlling and non-controlling interests, warrants, options and the equity component of any convertible or other hybrid security) that have economic characteristics similar to common stock of entities in the pharmaceutical, biopharmaceutical, medical or healthcare industry or operating assets thereof (other than Royalties); (ii) any securities, investments or contracts that may provide a hedge for the investments referred to in clause (i); and (iii) other assets and investments determined by EPA Holdings to be related to the investments referred to in clauses (i) and (ii). For the avoidance of doubt, this term will include Security Investments made after the Exchange Date as well as any Security Investments transferred to the Continuing Investors Partnerships in connection with the Exchange Offer.

“Termination Date” means for each Royalty Investment, the date on which the Royalty Investment is expected to stop cash-flowing as a result of the expiration of the license or patent relating to the Royalty Investment, or otherwise, as determined by EPA Holdings in its reasonable discretion. For each Security Investment, the date which is five (5) years following the Date of Acquisition for such Security Investment, provided, however that EPA Holdings may, in its reasonable good faith discretion, adjust the expected Termination Date for any Security Investment to the extent EPA Holdings projects in its reasonable good faith judgment that such Security Investment may be realised earlier or later than five (5) years following the Date of Acquisition.

“Total Expenses” means, with respect to any Portfolio Investment, the sum of (a) Operating Expense, (b) Recovery of Acquisition Cost, plus (c) Interest Expense allocable to such Portfolio Investment in accordance with this Annex A.

“Total Indebtedness” means (i) all financial indebtedness incurred by a member of the Group or (ii) allocable to a member of the Group in respect of financial indebtedness incurred by trusts or other entities holding Portfolio Investments.

“Unrecovered Acquisition Cost” means, for each Portfolio Investment, as of any date, the excess (if any) of (i) the Acquisition Cost of such Portfolio Investment over (ii) an amount equal to (A) in the case of a Royalty Investment, the cumulative amount of Recovery of Acquisition Costs for such Portfolio Investment for all periods prior to such date, and (B) in the case of a Security Investment, the total amount of Cash Receipts in respect of such Security Investment that have been received as of such date.

ANNEX B

U.S. TAX ANNEX

Part 1 – Capital Accounts

1.	A separate capital account (the “Capital Account”) shall be established and maintained in the books of account of the Company for each Shareholder.

2.	The initial balance of each Shareholder’s Capital Account shall equal the amount of such Shareholder’s initial aggregate capital contributions to the Company.

3.	The balance in each Shareholder’s Capital Account shall be adjusted by:

(a)

increasing such balance by (i) the amount of cash and the fair value of any property (as of the date of the contribution thereof and net of any liabilities encumbering such property) contributed by such Shareholder to the Company, and (ii) such Shareholder’s allocable share of Profits and other items of income or gain allocated to such Shareholder in accordance with Part 2 (Allocations of Profits and Losses) and Part 3 (Special Allocation Provisions) of this Annex B; and

(b)

decreasing such balance by (i) the amount of cash and the fair value of any Company property distributed to such Shareholder pursuant to these Articles (net of any liabilities secured by such property), and (ii) such Shareholder’s allocable share of Losses and other items of loss, deduction, or expense allocated to such Shareholder in accordance with Part 2 (Allocations of Profits and Losses) and Part 3 (Special Allocation Provisions) of this Annex B.

4.	No Shareholder shall be required to make up a negative balance in its Capital Account.

Part 2 – Allocations of Profits and Losses

5.

Except as otherwise provided in this Annex B, Profits and Losses and, to the extent necessary, individual items of income, gain, loss, deduction and credit (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts) of the Company for each Fiscal Year shall be allocated so as to cause the Capital Account of each Shareholder, after giving effect to the allocations set forth in Part 3 (Special Allocation Provisions) of this Annex B, to equal at the end of each Fiscal Year (after all allocations of income, gain, loss, deduction, or credit) that which such Shareholder would be entitled to receive if the Company sold all of its assets for their Carrying Value at the end of such year and distributed to the Shareholders the proceeds of such sale in accordance with paragraph 5(a) (Hypothetical Distributions) of this Annex B.

(a)

Hypothetical Distributions. Subject to EPA Holdings’ right to receive EPA Amounts (as defined in Part 2 of Annex A), any distributions shall be made to the Shareholders pro rata in proportion to their respective Percentage Interests in the Company. For the avoidance of doubt, for purposes of paragraph 6, EPA Holdings will be entitled to receive the EPA Amount in cash rather than in EPA B Shares.

Part 3 – Special Allocation Provisions

6.	Notwithstanding any other provision in this Annex B:

(a)

Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Shareholders shall be specially allocated items of Company income and gain for such year

(and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations section 1.704-2(f). This paragraph is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)

Qualified Income Offset. If any Shareholder unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Shareholder as promptly as possible in an amount and manner sufficient to eliminate the deficit balance in his Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Shareholder is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Shareholder is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5); provided, that an allocation pursuant to this paragraph (b) shall be made only if and to the extent that such Shareholder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Annex B have been tentatively made as if this paragraph (b) were not in this Annex B.

(c)

Gross Income Allocation. If any Shareholder has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Shareholder is obligated to restore, if any, pursuant to any provision of this Annex B, and (ii) the amount such Shareholder is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Shareholder shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this paragraph (c) shall be made only if and to the extent that a Shareholder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Annex B have been tentatively made as if paragraph (b) (Qualified Income Offset) and this paragraph (c) were not in this Annex B.

(d)	Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Shareholders in proportion to their Percentage Interests in the Company.

(e)

Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be specially allocated to the Shareholder who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(j).

(f)

Positive Basis Allocations. If the Company realizes net gains or items of gross income from the sale of Company assets for U.S. federal income tax purposes for any Fiscal Year in which one or more Positive Basis Partners withdraws from the Company, the Company’s board of Directors may elect: (i) to allocate such net gains or items of gross income among such Positive Basis Partners, pro rata in proportion to the respective Positive Basis of each such Positive Basis Partner, until either the full amount of such net gains or items of gross income shall have been so allocated or the Positive Basis of each such Positive Basis Partner shall have been eliminated; and (ii) to allocate any net gains or items of gross income not so allocated to Positive Basis Partners to the other Shareholders in such manner as shall reflect equitably the amounts credited to such Shareholders’ Capital Accounts pursuant to Part 1 (Capital Accounts).

(g)

Other Allocation Provisions. The foregoing provisions and the other provisions of this Annex B relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. The board of Directors shall be entitled to ignore or supplement the terms and provisions of this Annex B at any time if necessary, in the opinion of tax counsel to the Company, in order to comply with such regulations, so long as any such action does not materially change the relative economic interests of the Shareholders.

(h)

Other Profits Allocations. The Company will, from time to time, make allocations of certain Profits and Losses to the extent the Company determines that such allocations are necessary to effect appropriate allocations of such items to direct or indirect owners allocated through the Company (including in respect of the ICAI) but only if such allocations do not adversely affect the economic return of the Parent or the B DR Holders. In the determination of the Company after giving effect to the profits interest allocations in the previous sentence, the Capital Accounts of the Shareholders will be adjusted to reflect the appropriate amounts transferred between the Shareholders based on exchanges pursuant to the Exchange Agreement and in connection with the initial public offering of the Parent A Shares. For these purposes, the parties to these Articles agree that the aforementioned amounts transferred will be deemed effectuated for US federal income tax purposes by a contribution of the Company’s Shares by the Shareholders (or the beneficial owners thereof) to Parent in a mechanic similar to that of the Exchange Agreement.

Part 4 – Allocation for Income Tax Purposes

7.

For income tax purposes only, each item of income, gain, loss and deduction of the Company shall be allocated among the Shareholders in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided, that in the case of any Company asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Company’s board of Directors) so as to take account of the difference between Carrying Value and adjusted basis of such asset.

(a)

Notwithstanding the foregoing, the Company’s board of Directors may make such allocations as it deems reasonably necessary to give economic effect to the provisions of these Articles and this Annex B, taking into account such facts and circumstances as it deems reasonably necessary for this purpose. All matters concerning allocations for U.S. federal, state and local income tax purposes, including accounting procedures, not expressly provided for by the terms of these Articles and this Annex B shall be determined by the Company’s board of Directors. To the extent there is an adjustment by a taxing authority to any item of income, gain, loss, deduction or credit of the Company (or an adjustment to any Shareholder’s distributive share thereof), the Company’s board of Directors may reallocate the adjusted items among each Shareholders or former Shareholder (as determined by the Company’s board of Directors) in accordance with the final resolution of such audit adjustment.

Part 5 – Tax Treatment of C Share and EPA B Shares

8.

The Company and each Shareholder agree to treat the C Share as a separate “Profits Interest” with respect to the Company within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat EPA Holdings as the owner of such Profits Interest from the date such Profits Interest is granted, and shall file its IRS form 1065, and issue appropriate Schedule K-1s to EPA Holdings. Except as required pursuant to a “Determination” as defined in Code Section 1313(a), none of the Company nor any Shareholder shall claim a deduction

(as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to EPA Holdings in respect of the Company, either at the time of grant of the Profits Interest, or at the time the Profits Interest becomes substantially vested. The undertakings contained in this paragraph 9 shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this paragraph 9 shall apply regardless of whether or not the holder of a Profits Interest files an election pursuant to Section 83(b) of the Code. This paragraph 9 shall only apply to the C Share while Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191, remain in effect.

9.

The Shareholders agree that, in the event the Safe Harbor Regulation is finalized, the Company shall be authorized and directed to make the Safe Harbor Election, and the Company (to the extent permitted by applicable law) and each Shareholder agrees to comply with all requirements of the Safe Harbor with respect to all interests in the Company transferred in connection with the performance of services while the Safe Harbor Election remains effective. The Company’s board of Directors shall be authorized to (and shall) prepare, execute, and file the Safe Harbor Election. The Company’s board of Directors shall cause the Company to make any allocations of items of income, gain, loss, deduction, or expense (including forfeiture allocations) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

10.

At each subsequent issuance of EPA B Shares pursuant to Part 3 of Annex A, EPA Holdings will be deemed, for U.S. federal income tax purposes, to (i) receive a distribution in an amount equal to the EPA Amount for the relevant EPA Portfolio, net of any EPA Advance Amount also received in respect of that EPA Portfolio (such amount, the “Performance Amount,” which shall, in accordance with paragraph 10 of Annex A, be treated as an advance against, and shall reduce, the amount of future distributions that EPA Holdings would otherwise receive pursuant to Annex A), and (ii) fund to the Company an amount equal to the Performance Amount in exchange for the issuance of the EPA B Shares, so that EPA Holdings will hold a pro rata share (based on EPA Holdings’ Percentage Interest in the Company after giving effect to such issuance) of all issued and outstanding B Shares at such date. For the avoidance of doubt, EPA Holdings shall not be required to make any cash payment under this paragraph.

Part 6 – Other U.S. Federal Income Tax Matters

11.

For purposes of determining the net investment income or losses and net realized securities gains or losses, or any other such items allocable to any period, net investment income or losses and net realized securities gains or losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Company’s board of Directors using any permissible method under section 706 of the Code and the Treasury Regulations thereunder.

12.	The Company may adopt any accounting method for U.S. federal income tax purposes which the Company’s board of Directors determine in their sole discretion is in the best interests of the Company.

13.

As soon as reasonably practicable after the close of the Company’s Fiscal Year, the Company’s board of Directors shall prepare and send, or cause to be prepared and sent, to each person who was a Shareholder at any time during such Fiscal Year copies of such information as may be required for income tax reporting purposes for such person, and such other information as a Shareholder may reasonably request.

14.

The Company’s board of Directors may in their sole discretion cause the Company to make all elections not otherwise expressly provided for in these Articles and this Annex B required or permitted to be made by the Company under the Code and any U.S. state or local or non-U.S. tax laws (including, but not limited to, making an election under Section 754 of the Code).

15.

Each Shareholder agrees not to treat, on any U.S. federal, state, local and/or non-U.S. income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Company or which would result in inconsistent treatment.

16.

To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Shareholder (e.g., withholding under FATCA or the amount of any taxes assessed or collected under any BBA provision) (“Tax Withholding Advances”), the Company may withhold such amounts and make such tax payments as so required. All Tax Withholding Advances made on behalf of a Shareholder shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Shareholder or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation of the Company otherwise payable to such Shareholder. For all other purposes of these Articles and this Annex B, such Shareholder shall be treated as having received all distributions (whether before or upon liquidation of the Company) unreduced by the amount of such Tax Withholding Advance. To the fullest extent permitted by law, but only from amounts distributable in the future to such Shareholder, each Shareholder hereby agrees to indemnify and hold harmless the Company and the other Shareholder from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Shareholder. “FATCA” means the legislation known as the U.S. Foreign Account Tax Compliance Act, Sections 1471 through 1474 of the Code, and any regulations (whether proposed, temporary or final), including any subsequent amendments and administrative guidance promulgated thereunder (or which may be promulgated in the future), any intergovernmental agreements and related statutes, regulations or rules and other guidance thereunder, any governmental authority pursuant to the foregoing, and any agreement entered into with respect thereto.

17.

The Company’s board of directors shall have the exclusive authority to appoint and designate the “partnership representative” within the meaning of Section 6223 of the Code, and any equivalent or similar role under state, local, or non-U.S. law (the “Partnership Representative”), of the Company and any of its subsidiaries that are treated as a partnership for U.S. federal income tax purposes (each, a “Reviewed Entity”), in each case subject to approval by the Parent Board. If the Partnership Representative is an entity, the Company’s board of directors shall (subject to approval by the Parent Board) have the exclusive authority to appoint and designate the individual through whom such Partnership Representative will act for all BBA purposes (the “Designated Individual”). All references to the Partnership Representative herein shall include the Designated Individual, unless the context requires otherwise. The Partnership Representative shall be permitted to take any and all actions under any BBA provision and to act as the Partnership Representative, and shall have any powers necessary to perform fully in such capacity, in each case following the direction of the Company’s board of directors. The Partnership Representative shall be reimbursed by the Company for all costs and expenses incurred by it in its capacity as such, and shall be indemnified by the Company with respect to any action brought against it, in its capacity as the Partnership Representative, except in the case of the Partnership Representative’s own fraud, bad faith, willful misconduct, gross negligence (as such concept is interpreted under the laws of the State of Delaware, United States), or material breach of this Agreement.

(a)

The Shareholders agree that any and all actions taken by the Partnership Representative shall be binding on any Reviewed Entity and all of the Shareholders, and the Shareholders shall reasonably cooperate with any Reviewed Entity and the Partnership Representative in connection with any elections made by the Partnership Representative or as determined to be reasonably necessary by the Partnership Representative under any BBA provision. All expenses in connection with any administrative or judicial proceedings relating to the determination of Reviewed Entity items at the Reviewed Entity level, or expenses otherwise incurred by the Partnership Representative, shall be borne by the Company. The cost of any resulting audits or adjustments of a Shareholder’s tax return will be borne solely by the affected Shareholder. The Company’s board of directors shall cause the Partnership Representative, when acting in its capacity as such, to use its commercially reasonable efforts (taking into account the best interests of the Company and the Shareholders taken as a whole) to either (i) make an election under Section 6226 of the Code on behalf of the Reviewed Entity with respect to any imputed underpayment imposed on the Reviewed Entity, or (ii) take such other actions to take into account the status of the Shareholders as described in Sections 6225 and 6232 of the Code, in each case following the direction of the Company’s board of directors. To the extent that: (i) the Partnership Representative is successful in having the amount of any imputed underpayment reduced by reason of Section 6225(c) of the Code, and (ii) the amount of any such reduction is attributable to a particular Shareholder’s status, the Company’s board of Directors agrees to use commercially reasonable efforts to allocate the benefit of such reduction to such Shareholder.

(b)

To the fullest extent permitted by law, any transferring Shareholder agrees to (a) reasonably cooperate with the Company (or the Partnership Representative, as applicable), and (b) remain liable to file income tax returns and to pay or bear income taxes, including any interest and penalties, under any BBA provision, in each case with respect to any pre-transfer taxable years (or any portion thereof).

(c)

Except as required otherwise by applicable law, each Shareholder further agrees that such Shareholder will not independently act with respect to tax audits or tax litigation affecting the Company, unless previously authorized to do so in writing in the sole discretion of the Company’s board of Directors.

(d)

The obligations and covenants of the Shareholders set forth in paragraph 16 hereof shall survive the transfer or withdrawal by any Shareholder of the whole or any portion of its interests in the Company, the death or legal disability of any Shareholder, and the dissolution or termination of the Company.

Part 7 – Definitions

18.	For purposes of this Annex B, the following terms shall have the meanings set forth below:

“Agreed Value” means the agreed value of any Portfolio Investment, as determined pursuant to the policies and procedures established by EPA Holdings and subject to approval by the Parent Board.

“BBA” means Subchapter C of Chapter 63 of the Code (Sections 6221 through 6241 of the Code), as enacted by the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, as amended from time to time, and the regulations thereunder (whether proposed, temporary or final), including any subsequent amendments, successor provisions or other guidance thereunder, and any equivalent provisions for state, local or non-U.S. tax purposes.

“Capital Account” shall have the meaning set forth in paragraph 1 of this Annex.

“Carrying Value” shall mean, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all Company assets may be adjusted to equal their respective Agreed Values (as determined by the Company’s board of Directors), in accordance with the rules set forth in Treasury Regulations section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional interest in the Company by any Shareholder in exchange for more than a de minimis capital contribution; (b) the date of the distribution of more than a de minimis amount of Company property (other than a pro rata distribution) to a Shareholder; or (c) the date of the grant of more than a de minimis interest in the Company as consideration for the provision of services to or for the benefit of the Company by one acting in a partner capacity; provided, that adjustments pursuant to clauses (a), (b), and (c) above shall be made only if the Company’s board of Directors determines in its sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Shareholders. The Carrying Value of any Company asset distributed to any Shareholder shall be adjusted immediately prior to such distribution to equal its Agreed Value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits and Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes.

“Designated Individual” has the meaning provided in paragraph 17 of this Annex B.

“FATCA” has the meaning provided in paragraph 16 of this Annex B.

“Fiscal Year” means the calendar year, or in the case of the last Fiscal Year, the period commencing on the first date of the relevant calendar year and ending on the date on which the dissolution of the Company is completed.

“ICAI” means the ICAI Restricted Interests and the ICAI Transferred Interests, each as defined in the limited partnership agreements of the Continuing Investors Partnerships.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations section 1.704-2(b).

“Parent” means Royalty Pharma plc.

“Parent Board” means the board of directors of Parent, as constituted from time to time.

“Partner Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” shall mean an amount with respect to each Partner Nonrecourse Debt equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability (as defined in Treasury Regulations section 1.752-1(a)(2)) determined in accordance with Treasury Regulations section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations section 1.704-2(i)(2).

“Partnership Minimum Gain” shall have the meaning set forth in Treasury Regulations section 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” has the meaning provided in paragraph 17 of this Annex B.

“Percentage Interest” of a Shareholder shall mean the percentage established from time to time for each Shareholder on the Company’s books equal to the ratio of the number of such Shareholders’ A Shares and/or B Shares, as applicable, to the total number of A Shares and B Shares of the Company outstanding.

“Performance Amount” has the meaning provided in paragraph 10 of this Annex B.

“Positive Basis” means, with respect to any Shareholder and as of any time of calculation, the excess of the amount which such Shareholder is entitled to receive upon withdrawal from or liquidation of the Company over such Shareholder’s “adjusted tax basis” in its Company interest at such time (determined without regard to any adjustments made to such adjusted tax basis by reason of any transfer or assignment of such interest, including by reason of death).

“Positive Basis Partner” shall mean any Shareholder who withdraws from the Company and who has Positive Basis as of the effective date of such withdrawal, but such Shareholder shall cease to be a Positive Basis Partner at such time as it shall have received allocations pursuant to paragraph 6(g) (Positive Basis Allocations) equal to such Partner’s Positive Basis as of the effective date of the withdrawal.

“Profits” and “Losses” shall mean, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated other than pursuant to Part 2 (Allocations of Profits and Losses) shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value of any asset (other than an adjustment in respect of depreciation), pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Profits and Losses be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis; provided, that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Company’s board of directors may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses; and (f) except for items in (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Profits Interests” shall have the meaning set forth in paragraph 9 of this Annex B.

“Safe Harbor” the election described in the Safe Harbor Regulation, pursuant to which a partnership and all of its partners may elect to treat the fair market value of a partnership interest that is transferred in connection with the performance of services as being equal to the liquidation value of that interest.

“Safe Harbor Election” means the election by a partnership and its partners to apply the Safe Harbor, as described in the Safe Harbor Regulation and IRS Notice 2005-43, issued on May 20, 2005.

“Safe Harbor Regulation” means Proposed Treasury Regulations Section 1.83-3(l) issued on May 24, 2005.

“Shareholder” means each holder of A Shares, B Shares and/or the C Share, provided that where the B Shares are held by the Depositary the holders of the B Depositary Receipts or the EPA B Depositary Receipts, as applicable, to the extent known to the Company shall be treated as Shareholders in place of the Depositary.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

ANNEX C

PARENT BOARD RESERVED MATTERS

1	The declaration and payment of any dividends and the amount of any such dividends;

2	The approval of the annual accounts of the Company;

3	Any changes to the composition of the board of Directors of the Company or any of its committees;

4	The treatment of any disputes arising with the Manager under any applicable management agreement between the Manager and any member of the Group;

5

Any amendments to the terms of any management agreement between the Manager and any member of the Group pursuant to which the Manager is appointed to act as manager with respect to any member of the Group;

6	Any decision to terminate the Manager under any applicable management agreement between the Manager and any member of the Group;

7	Any amendment to the terms of the EPAs contemplated in paragraph 9 of Annex A of these Articles.

8

Any decision under paragraph 17 of Annex B to propose, consent to or otherwise enter into any agreement with the IRS (including waivers or extension of statutes of limitations and settlement agreements) that would result in a material tax liability for the Parent.

9

Any decision under paragraph 17 of Annex B to refrain from electing the alternative procedure under Code Section 6226 on behalf of a Reviewed Entity for any tax year of the Reviewed Entity that ends prior to or within the taxable year of the Parent in which the public offering of the Parent occurs.